Comdisco, Inc. and Subsidiaries                                       Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                                                                      Three Months    Six Months
                                                                                             ended         ended
                                                                                          March 31      March 31
                                                                                          --------      --------

                                                                                      1997    1996    1997   1996
                                                                                      ----    ----    ----   ----


Average shares outstanding .....................................................        73      75      73     76
Effect of dilutive options .....................................................         5       4       5      4
                                                                                      ----    ----    ----   ----
   Total ......................................................................         78      79      78     80
                                                                                      ====    ====    ====   ====

Net earnings  to
    common stockholders .......................................................       $ 31     $26     $59    $51
                                                                                      ====    ====    ====   ====

Net earnings  per
common and common equivalent share .............................................      $.38    $.33    $.75   $.64
                                                                                      ====    ====    ====   ====




On May 6, 1997, the Board of Directors authorized a three-for-two split of the Company's common stock to be distributed on June 16, 1997 to holders of record on May 23, 1997. All data with respect to earnings per common share, dividends per common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the three-for-two split.

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